Exhibit 4.3
DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Shiloh Industries, Inc. (“Shiloh”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF COMMON STOCK
The following description of our common stock summarizes the material terms and provisions of the common stock. For the complete terms of our common stock please refer to our amended and restated certificate of incorporation and amended and restated bylaws that are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. The terms of our common stock may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws.

Authorized Capital Shares
Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Voting Rights
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting.
Dividends
The holders of common stock are entitled to any dividends that may be declared our the board of directors out of funds legally available therefore subject to the prior rights of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. The Company’s current Credit Agreement contains covenants that could restrict, under certain circumstances, the ability to pay dividends on its common stock.
Other Rights
In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock (if any). Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.
Preferred Stock
Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof, and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Pursuant to the filing of a certificate of designation, our board of directors previously designated 100,000 shares of preferred stock as Series A Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions of such shares are described in the certificate of designation.
Registration Rights
We are party to a Registration Rights Agreement, dated June 22, 1993 (the “Registration Rights Agreement”), with MTD Holdings Inc (formerly known as MTD Products Inc), an Ohio corporation, and the other stockholders party thereto (the “Registration Rights Holders”). The Registration Rights Agreement provides demand and “piggy-back” registration rights to the Registration Rights Holders. In connection with any registration effected pursuant to the terms of the Registration Rights Agreement, we are required to pay for all registration, filing and stock exchange fees, printing expenses, and fees and disbursements of our counsel, accountants and other persons retained by us, and the Registration Rights Holders participating in such registration are required to pay for their pro rata share of underwriting discounts and commissions and the fees and disbursements of their counsel. We have also agreed to indemnify each Registration Rights Holder against all claims, losses, damages, and liabilities that are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement, prospectus contained in the Registration Statement or any amendment or supplement to such registration statement in which such Registration Rights Holder’s shares are included, or that arise out of or are based upon the omission or alleged omission required to be stated in the registration materials necessary to make the statements in the registration materials not misleading.
Anti-takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.
Classified Board
Our amended and restated certificate of incorporation provides that our board of directors is such number as may be fixed from time to time by resolution of at least a majority of our board of directors then in office and that our board of directors is divided into three classes, with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with termination staggered according to class. Our board of directors currently consists of nine directors, three in each of Classes I, II and III.
Election and Removal of Directors
Our amended and restated certificate of incorporation limits the removal of directors only for cause and only with the approval of the holders of at least two-thirds of our outstanding shares entitled to vote in the election of directors. Any vacancy on our board of directors, including vacancies resulting from increasing the size of our board of directors, may be filled by a majority of the remaining directors in office.

Requirements for Stockholder Meetings
Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by our Chairman or our President or by our Secretary within 10 calendar days after receipt of a written request from our board of directors, and the Delaware General Corporation Law provides that the board of directors of a corporation may call a special meeting of the stockholders. These provisions limit the ability of stockholders to call special meetings of the stockholders.
No Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that, subject to the rights of any holders of preferred stock, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting.

Super-Majority Approval Requirements
The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation provides that the affirmative vote of holders of at least two-thirds of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions, including those relating to the classified board, actions by written consent of stockholders and calling of special meetings of stockholders. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

No Cumulative Voting
The Delaware General Corporate Law provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation is silent as to cumulative voting.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock.

Directors’ Liability; Indemnification of Directors and Officers
Our amended and restated certificate of incorporation limits the liability of our directors to the full extent permitted by the Delaware General Corporation Law and provides that we will indemnify each of our director and officers to the full extent permitted by the Delaware General Corporation Law.
Transfer Agent
The transfer agent and registrar for our common stock is Computershare.
Listing Agent
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SHLO.”